                                                                      Exhibit 11

                        STERLING BANCORP AND SUBSIDIARIES
                 STATEMENT RE COMPUTATION OF PER SHARE EARNINGS


                                                                Years Ended December 31,
                                                         1998                1997               1996
                                                         ----                ----               ----
Net income                                            $12,796,543        $10,888,403        $ 8,251,854
Less: preferred dividends                                  51,053             38,313             21,218
                                                      -----------        -----------        -----------
NET INCOME AVAILABLE FOR COMMON SHAREHOLDERS           12,745,490         10,850,090          8,230,636
Add: interest on convertible subordinated debt                 --            136,709            596,502
                                                      -----------        -----------        -----------
NET INCOME ADJUSTED FOR DILUTED COMPUTATION           $12,745,490        $10,986,799        $ 8,827,138
                                                      ===========        ===========        ===========

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING              8,231,401          7,874,653          7,015,185
Add dilutive effect of:
   Stock options                                          229,967            140,716             42,920(1)
   Convertible preferred stock                            219,133            246,922            249,333
   Convertible subordinated debt                               --            361,588          1,394,705
                                                      -----------        -----------        -----------
ADJUSTED FOR ASSUMED DILUTED COMPUTATION                8,680,501          8,623,879          8,702,143
                                                      ===========        ===========        ===========

BASIC EARNINGS PER SHARE                              $      1.55        $      1.38        $      1.17
                                                      ===========        ===========        ===========
DILUTED EARNINGS PER SHARES                           $      1.47        $      1.27        $      1.01
                                                      ===========        ===========        ===========






(1) Options issued with exercise prices greater than the average market price of the common shares for each of the years ended December 31, 1998, 1997 and 1996 have not been included in computation of diluted EPS for those respective years. As of December 31, 1998, options to purchase 290,000 shares at prices between $24.75 and $28.00 were not included; as of December 31, 1997, no options were excluded; as of December 31, 1996, options to purchase 102,000 shares at a price of $12.50 were not included.